                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             WASTE MANAGEMENT, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

(1)      Title of each class of securities to which transaction applies:
(2)      Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)      Proposed maximum aggregate value of transaction:
(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

                            [WASTE MANAGEMENT LOGO]

                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002

Dear Stockholder:

     We invite you to attend our Annual Meeting of Stockholders on May 18, 2001, in Houston, Texas. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

     This booklet includes the formal notice of meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates. Our proxy statement has a new look this year. We hope you find it easy to read and understand.

     For those stockholders with an e-mail account and access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet, by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

     Even if you only own a few shares, we want your shares to be represented at the meeting. Whether or not you attend the meeting, please vote your shares either by returning your proxy card or by voting by telephone or Internet as soon as possible (see the proxy card for instructions on how to vote by telephone or Internet).

     We hope you'll be able to attend the meeting and look forward to seeing you on May 18th.

                                            Sincerely yours,

                                            /s/ A. MAURICE MYERS

                                            A. Maurice Myers
                                            Chairman of the Board,
                                            President and CEO

April 5, 2001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                             WASTE MANAGEMENT, INC.

DATE AND TIME:

     May 18, 2001 at 11:00 a.m., Central Time

PLACE:

    The St. Regis Hotel
     1919 Briar Oaks Lane
     Houston, Texas 77027

PURPOSE:

    - Elect three directors

     - Ratify appointment of independent accountants

     - Approve the Performance-Based Incentive Compensation Plan

     - Vote on stockholder proposal to separate the offices of Chairman and CEO

     - Conduct other business that is properly raised

     Only stockholders of record on March 23, 2001 may vote at the meeting.

     Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

                                            /s/ LAWRENCE O'DONNELL, III

                                            Lawrence O'Donnell, III
                                            Executive Vice President, General
                                            Counsel
                                            and Corporate Secretary

April 5, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information.........................................    1
Board of Directors..........................................    2
  Director Nominees.........................................    2
  Directors Continuing in Office............................    3
  Director Compensation.....................................    4
  Meetings and Board Committees.............................    4
Director and Officer Stock Ownership........................    6
Persons Owning More than 5% of Waste Management Stock.......    7
Section 16(a) Beneficial Ownership Reporting Compliance.....    7
Executive Compensation......................................    8
Compensation Committee Report...............................   10
Compensation Committee Interlocks and Insider
  Participation.............................................   13
Related Party Transactions..................................   13
Stock Performance Graph.....................................   13
Audit Committee Report......................................   14
Ratification of Independent Auditors........................   15
Approval of Performance Based Incentive Compensation Plan...   15
Stockholder Proposal........................................   16
Other Matters...............................................   18
Other Information...........................................   19

Exhibits
  Audit Committee Charter...................................  A-1
  Performance-Based Incentive Compensation Plan.............  B-1
  Corporate Governance Guidelines...........................  C-1

                              GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT

     We sent you these proxy materials because Waste Management's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On April 6, 2001, we began mailing these proxy materials to all stockholders of record at the close of business on March 23, 2001.

WHO MAY VOTE

     Stockholders of Waste Management, as recorded in our stock register on March 23, 2001, may vote at the meeting. Each share of Waste Management common stock is entitled to one vote. As of March 23, 2001, there were 623,599,274 shares of common stock outstanding and entitled to vote.

HOW TO VOTE

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

     Waste Management's Board of Directors is asking for your proxy. There are three ways to vote by proxy:

     - By telephone -- You can vote by telephone by following the instructions on the proxy card;

     - By Internet -- You can vote on the Internet by following the instructions on the proxy card; and

     - By mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

     If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the approval of the Performance-Based Incentive Compensation Plan; in favor of the ratification of the independent accountants; and against the stockholder proposal.

     You may receive more than one voting or proxy card depending on how you hold your shares. Shares registered in your name and shares held in the Retirement Savings Plan are covered by separate cards. If you hold shares through someone else, such as a broker, you may get material from them asking how you want to vote.

REVOKING A PROXY

     You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying Waste Management's Corporate Secretary in writing at the following address. Your most current proxy card or telephone or Internet vote is the one that is counted.

                             WASTE MANAGEMENT, INC.
                           Attn: Corporate Secretary
                         1001 Fannin Street, Suite 4000
                              Houston, Texas 77002

QUORUM

     In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

VOTES NEEDED

     Directors are elected by a plurality of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected to that slot.

     Approval of the other proposals requires the favorable vote of a majority of the shares present at the meeting, either by proxy or in person. Abstentions and broker non-votes have the same effect as a vote against matters other than director elections, since they count in determining whether the shares are present, but not as a vote for those matters.

ATTENDING IN PERSON

     Only stockholders, their proxy holders and Waste Management's guests may attend the meeting.

                               BOARD OF DIRECTORS

     The Board of Directors consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III directors are up for election at the Annual Meeting, and the nominees for election are all Class III directors.

                               DIRECTOR NOMINEES
                           (ITEM 1 ON THE PROXY CARD)

     The first proposal on the agenda for the Annual Meeting will be electing three directors to serve as Class III directors for three-year terms beginning at this Annual Meeting and expiring at the 2004 annual meeting of stockholders. The Board has nominated three current directors -- H. Jesse Arnelle, John C. Pope and Ralph V. Whitworth -- for new, three-year terms (with the exception of Mr. Arnelle whose term will expire at the 2003 annual meeting of stockholders in accordance with the Company's Corporate Governance Guidelines) and recommends that you vote for their reelection. The three nominees receiving the greatest number of votes will be elected.

     The following is a brief biography of each nominee. You will find information on their holdings of Waste Management stock in the "Director and Officer Stock Ownership" section on page 6.

     H. Jesse Arnelle is 67 years old. He has been a director of the Company or one of its predecessors since 1991, and his current term as a Class III director expires in 2001. He currently serves as "Of Counsel" to Womble, Carlyle, Sandridge and Rice, a law firm in Winston-Salem, North Carolina. He was senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based law firm, until 1996. He is currently a director of Florida Power & Light ("FPL Group"), Eastman Chemical Corporation, Textron Corporation, Gannett Corporation and Armstrong World Industries, Inc. Mr. Arnelle will retire from the Board at the 2003 annual meeting of stockholders, in accordance with the Company's Corporate Governance Guidelines.

     John C. Pope is 52 years old. He has been a director of the Company or one of its predecessors since 1997, and his current term as a Class III director expires in 2001. He serves as Chairman of the Board of PFI Group, a private investment firm. He served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components from January 1996 to November 1999. He is currently a director of Federal Mogul Corporation, Wallace Computer Services, Inc., Air Canada Corporation, Per-Se Technologies, Inc. and Dollar Thrifty Automotive Group, Inc.

     Ralph V. Whitworth is 45 years old. He has been a director of the Company since 1998, and his current term as a Class III director expires in 2001. He has been a principal and managing member of Relational Investors LLC, a private asset management company, since March 1996. He has also been a partner in Batchelder & Partners, Inc., a financial advisory and investment-banking firm based in San Diego, California, since January 1997. He served as Acting Chairman of the Board of Waste Management from July 1999 to August 1999 and as Chairman of the Board from August until November 1999. He has served as Chairman of the Board of Apria Healthcare Group Inc. since April 1998 and has been a director since January 1998. He is also a director of Sirius Satellite Radio, Inc., Tektronix Inc. and Mattel, Inc.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF H. JESSE ARNELLE, JOHN C. POPE AND RALPH V. WHITWORTH.

DIRECTORS CONTINUING IN OFFICE

     The Class I and Class II directors will continue in office following the Annual Meeting, and their terms will expire in 2002 (Class I) or 2003 (Class
II). The following are brief biographies of each of these directors.

     Pastora San Juan Cafferty is 60 years old. She has been a director of the Company or one of its predecessors since 1994, and her current term as a Class I director expires in 2002. She has been a Professor since 1985 at the University of Chicago, where she has been a member of the faculty since 1971. She currently serves as a director of Kimberly-Clark Corporation, People's Energy Corporation, Bankmont Financial Corporation and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings Bank. She is also a Trustee of Rush-Presbyterian St. Luke's Medical Center and the Lyric Opera of Chicago.

     Ralph F. Cox is 68 years old. He has been a director of the Company or one of its predecessors since 1993, and his current term as a Class I director expires in 2002. He has been a management consultant for the past five years. He currently serves as a director of Abraxas Petroleum Corp. and CH2M Hill, a consulting engineering firm. He also serves as an Independent Trustee for The Fidelity Group of funds.

     Steven G. Rothmeier is 54 years old. He has been a director of the Company or one of its predecessors since 1997, and his current term as a Class I director expires in 2002. He has been Chairman and CEO of Great Northern Capital, a private investment management, consulting and merchant banking firm, since March 1993. He is a director of GenCorp., Inc., Department 56, Inc., EW Blanch Holdings, Inc. and Precision Castparts Inc.

     Robert S. Miller is 59 years old. He has been a director of the Company or one of its predecessors since 1997, and his current term as a Class II director expires in 2003. He has been Chairman of Federal Mogul Corporation, an automotive parts manufacturing firm, since September 2000 and was CEO of Federal Mogul from September 2000 until January 2001. He served as special advisor to Aetna, Inc., a health insurer, from February 2000 until September 2000. From November 1999 until February 2000, Mr. Miller served as President and a director of Reliance Group Holdings, Inc., a property and casualty insurance company. He served as President and Chief Executive Officer of Waste Management from August 1999 until November 1999 and as non-executive Chairman of the Board of the Company from July 1998 until May 1999. Mr. Miller serves as a director and Vice Chairman of Washington Group, Inc., an engineering and construction firm. He is also a director of Pope & Talbot, Inc. and Symantec Corp.

     Paul M. Montrone is 59 years old. He has been a director of the Company or one of its predecessors since 1989, and his current term as a Class II director expires in 2003. He has been CEO and a director of Fisher Scientific International Inc., a manufacturer and distributor of laboratory equipment and supplies, since December 1991 and Chairman of the Board since January 1998. He serves as Chairman of the General Chemical Group, Inc., a producer of industrial chemicals and Chairman of GenTek, Inc., a leading provider of telecommunication technologies, automotive components and performance chemicals. He is a member of the Business Roundtable (serving on its Health and Retirement Task Force). He serves as an advisory director of Sintokogio Ltd., and as President and CEO of the Metropolitan Opera and on the boards of various other non-profit institutions, including the Wang Center for the Performing Arts, the Foundation for the National

Institute of Health and the Columbia University Graduate School of Business. He also serves as Chairman and Managing Director of Latona Associates, Inc., a private merchant bank.

     A. Maurice Myers is 60 years old. He has been a director of the Company since November 1999, and his current term as a Class II director expires in 2003. He has been Chairman of the Board, CEO and President of the Company since November 1999. He served as Chairman of the Board of Yellow Corp., a freight transportation company, from July 1996 until November 1999 and as a director, President and CEO from April 1996 until November 1999. He is on the board of directors of Cheap Tickets, Inc. and Hawaiian Electric Industries, Inc.

DIRECTOR COMPENSATION

     Waste Management employees receive no extra compensation for serving as directors. In 2000, nonemployee directors received a base fee of $20,000 per year and reimbursement of meeting expenses. Under the Company's deferred compensation plan, they could choose to receive the $20,000 in cash, in phantom stock, or in a combination of cash and phantom stock. Each phantom stock unit is equal in value to a share of Waste Management stock and is ultimately paid in cash. These units are credited to the directors' accounts at the same time the $20,000 annual retainer would otherwise be paid. Any fees that are deferred are held in the general funds of the Company. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid in a lump sum.

     We also pay a portion of director compensation in stock. Every year, each nonemployee director receives 10,000 options to purchase the Company's stock.

     Starting in 2001, the nonemployee directors' annual retainer has been increased to $30,000 per year, plus the reimbursement of meeting expenses. Also starting in 2001, members of the Board receive $1,250 for each Board and committee meeting attended. Committee Chairmen receive an additional $625 for each committee meeting they chair.

MEETINGS AND BOARD COMMITTEES

     Last year, the Board held 7 meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the committees on which he or she served.

     The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all Committee meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary, and in 1999 appointed the Special Committee I and the Special Committee II.

     The Audit Committee consists of Mr. Montrone, Mr. Pope (Chairman) and Mr. Rothmeier. During 2000, the Audit Committee held 6 meetings. The Audit Committee's duties generally are:

     - to review the annual audited financial statements with management and recommend to the Board whether those financial statements should be included in the Company's Annual Report on Form 10-K;

     - to review with management and the independent auditor the Company's quarterly financial statements prior to the filing of the Company's Form 10-Q;

     - to recommend to the Board independent auditors to annually audit the Company's books and records;

     - to approve the fees to be paid to the independent auditors;

     - to review the independence of the independent auditors;

     - to review external and internal audit plans, staffing, reports and activities;

     - to review with management, the independent auditors and internal auditors the Company's financial reporting, accounting and auditing practices and the adequacy and effectiveness of accounting and financial controls that could affect the Company's financial statements; and

     - to report the results of its reviews to the Board.

     A copy of the Audit Committee's charter is attached to this Proxy Statement as Exhibit A.

     The Compensation Committee consists of Ms. Cafferty, Mr. Montrone (Chairman) and Mr. Whitworth. During 2000, the Compensation Committee met 4 times. The duties of the Compensation Committee generally are:

     - to review and recommend to the Board compensation for the Company's executive officers and senior management;

     - to recommend to the Board new, and changes to existing, compensation and benefit plans;

     - to recommend to the Board annual incentive compensation plan bonus goals for executive officers and senior management and grant options under the Company's stock option plans;

     - to review and consider the annual evaluation of the CEO prepared by the Nominating and Governance Committee and recommend to the Board the compensation of the CEO;

     - to annually review, and make recommendations to the Board with respect to, compensation of the non-employee directors; and

     - to make regular reports to the Board.

     The Nominating and Governance Committee consists of Mr. Arnelle, Mr. Cox,
Mr. Miller and           Mr. Whitworth (Chairman). The Nominating and Governance
Committee met 4 times in 2000. The duties of the Nominating and Governance Committee generally are:

     - to review, and make recommendations to the Board regarding, the overall effectiveness, organization and structure of the Board and its committees;

     - to establish criteria for membership on the Board and its committees and identify and propose to the Board nominees to fill Board vacancies as they occur;

     - to coordinate an annual evaluation of the CEO by non-employee directors and provide the results of such evaluation to the Compensation Committee;

     - to coordinate an annual evaluation by the directors of the Board's performance and procedures;

     - to review, and make recommendations to the Board regarding, corporate governance matters; and

     - to make regular reports to the Board.

     Additionally, the Nominating and Governance Committee will consider stockholders' suggestions for nominees for directors. To suggest a nominee, you should submit your suggestion in writing to the Nominating and Governance Committee at the Company's executive offices between November 6, 2001 and December 6, 2001.

     The Special Committee I consists of Mr. Montrone, Mr. Pope (Chairman) and Mr. Rothmeier. In 2000, the Special Committee I met 7 times. The Special Committee I's general duties are:

     - to conduct a full investigation and evaluation of all matters relating to:

      - the reporting of the Company's first and second quarter 1999 operating results;

      - the sales of Waste Management stock by certain corporate officials; and

      - the allegations made in certain pending litigation about these matters.

     - to report its findings and recommendations to the members of the Board that it finds are disinterested enough to act on the findings and recommendations.

     The Special Committee I completed its investigation and reported its findings and recommendations to the Board in 2000.

     The Special Committee II consists of Mr. Myers. The Special Committee II's general duties are:

     - to make decisions about the Company's response to allegations in certain stockholder derivative lawsuits;

     - to investigate the conduct of the board of Waste Management Holdings, Inc. (formerly known as "Waste Management, Inc.") in connection with the merger between Waste Management Holdings, Inc. and the Company in July 1998; and

     - to investigate the conduct of the Board in connection with the acquisition of Eastern Environmental Services in December 1998.

     The Special Committee II completed its investigation and reported its findings and recommendations to the Board in 2000.

                      DIRECTOR AND OFFICER STOCK OWNERSHIP

     These tables show how much common stock each executive named in the Summary Compensation Table on page 8 and each nonemployee director and nominee owned on March 23, 2001. None of these individuals owns more than 1% of the Company's outstanding shares.

                                                                                  SHARES OF COMMON
                                                                                  STOCK COVERED BY
                                                              SHARES OF COMMON   OPTIONS EXERCISABLE
NAMED EXECUTIVE OFFICER                                         STOCK OWNED        WITHIN 60 DAYS
-----------------------                                       ----------------   -------------------
A. Maurice Myers(1).........................................      238,985              327,778
Robert P. Damico............................................        7,470              120,157
David R. Hopkins............................................          145               87,500
Douglas G. Sobey............................................       80,175              284,800
Charles A. Wilcox...........................................        2,746              249,781

---------------

(1) The number of shares owned represents shares of restricted stock, of which 62,319 are vested. The number of shares covered by options includes 100,260 options owned by a trust for the benefit of Mr. Myers' children, for which Mr. Myers serves as trustee. Mr. Myers has disclaimed beneficial ownership of those securities.

                                                              SHARES OF COMMON
                                               SHARES OF      STOCK COVERED BY      SHARES COVERED BY
                                              COMMON STOCK   OPTIONS EXERCISABLE   PHANTOM STOCK UNITS
NONEMPLOYEE DIRECTOR/NOMINEE                     OWNED         WITHIN 60 DAYS              (1)
----------------------------                  ------------   -------------------   -------------------
H. Jesse Arnelle............................         1,126          30,875                1,576
Pastora San Juan Cafferty...................         3,625          30,875                   --
Ralph F. Cox................................         8,500          80,000                2,206
Robert S. Miller............................        14,726         432,708                2,678
Paul M. Montrone............................         3,262          24,350                   --
John C. Pope................................         4,338(2)       22,175                2,109
Steven G. Rothmeier.........................         1,239          24,350                  244
Ralph V. Whitworth..........................     1,186,000(3)      280,000                1,216

---------------

(1) The phantom stock units are paid through the Company's deferred compensation plan, as discussed under the section "Director Compensation" on page 4. A phantom stock unit is a fictitious share of the Company's common stock that is credited to the director's account. The phantom stock unit has the same value as a share of Company common stock on the day it is credited, and receives dividends in the same amount and at the same time as if it were a real share of the Company's common stock. The value of the phantom stock unit plus any accrued dividends is paid out on a future date as elected by the director.

(2) Includes 435 shares held in a trust for the benefit of Mr. Pope's children.

(3) All of these shares are held by limited partnerships and managed accounts controlled by Relational Investors, LLC, of which Mr. Whitworth is a principal and managing member. Mr. Whitworth disclaims beneficial ownership of these shares.

     On March 23, 2001, Waste Management's directors and executive officers (23 people) together owned 1,688,061 shares of Waste Management stock and 2,575,823 shares covered by options exercisable within 60 days, representing less than one percent of the outstanding shares.

             PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT STOCK

     The table below shows the beneficial ownership of the Company's common stock as of March 23, 2001, for persons that we know, based on Schedules 13D and 13G filed with the SEC, own 5% or more of our common stock.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
NAME AND ADDRESS                                                NUMBER         PERCENT
----------------                                              -----------      --------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................  36,407,042        5.80%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204
Legg Mason, Inc. ...........................................  46,814,752        7.53%
  100 Light Street
  Baltimore, Maryland 21202
Southeastern Asset Management, Inc. ........................  42,720,409        6.90%
  6410 Poplar Ave., Suite 900
  Memphis, Tennessee 38119

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of Waste Management stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange. They are also required to provide the Company with copies of any forms they file.

     After reviewing the copies of the forms given to the Company and written representations from the executive officers and directors, the Company believes that during the last fiscal year, the executive officers and directors complied with all of their requirements to report their ownership, except Mr. Hopkins' Annual Statement of Changes in Beneficial Ownership on Form 5 was filed late, due to an administrative error.

                             EXECUTIVE COMPENSATION

     These tables show the compensation of Waste Management's CEO and the four most highly paid executives other than the CEO. You can see the Compensation Committee's report starting on page 10 for an explanation of the Company's compensation philosophy.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                                                             ------------------------
                                ANNUAL COMPENSATION              OTHER       RESTRICTED    SECURITIES
NAME AND                    ----------------------------        ANNUAL          STOCK      UNDERLYING      ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY      BONUS        COMPENSATION*   AWARD(S)(1)    OPTIONS     COMPENSATION(2)
------------------          ----   --------   ----------     -------------   -----------   ----------   ---------------
A. Maurice Myers..........  2000   $850,000   $1,010,700          --                 --      275,415        $33,498
  President, CEO and        1999    124,230      650,000          --         $4,124,063    1,500,000         25,698
  Chairman of the Board     1998         --           --          --                 --           --             --
Robert P. Damico..........  2000   $414,615   $  648,660(3)       --                 --      150,000        $ 7,800
  Senior Vice President --  1999    400,000            0          --                 --            0          7,200
  Midwest Area              1998    310,499      612,334          --                 --      186,965          5,375
David R. Hopkins..........  2000   $378,173   $1,289,200(4)       --                 --      150,000        $     0
  Senior Vice President --  1999    275,000      220,000          --                 --            0              0
  Southern Area(4)          1998    129,038       50,000          --                 --      125,000              0
Douglas G. Sobey..........  2000   $414,615   $  663,200(3)       --                 --      150,000        $ 7,800
  Senior Vice President --  1999    415,385            0          --                 --            0          3,384
  Western Area              1998    343,269      657,600          --                 --      200,000          5,000
Charles A. Wilcox.........  2000   $415,000   $  820,693(3)(5)    --                 --      150,000        $ 7,800
  Senior Vice President --  1999    400,000            0          --                 --            0          7,200
  Eastern Area(5)           1998    365,537      786,800          --                 --      200,000          5,000

---------------

 * In accordance with SEC rules, perquisites and other personal benefits that total less than $50,000 of the executive's total annual salary and bonus have not been included.

(1) Market value of restricted stock on the date of grant. Mr. Myers received 265,000 shares of restricted stock, which vest in equal increments over three years.

(2) Includes contributions by the Company under its 401(k) plan and, in the case of Mr. Myers, includes premium payments made by the Company for Mr. Myers' life insurance in the amount of $25,698 in 1999 and 2000.

(3) As reported in the Company's proxy statement for the 2000 annual meeting, Mr. Damico, Mr. Sobey and Mr. Wilcox were not included in the Company's revised 1999 annual incentive compensation plan. Because these executives were not included in the revised 1999 annual incentive compensation plan and received no bonus under that plan, in May 2000 it was determined appropriate to pay bonuses of $274,640, $292,400 and $374,393 to Mr. Damico, Mr. Sobey and Mr. Wilcox, respectively. These payments are included in the 2000 bonus payments shown in the table above.

(4) Mr. Hopkins served as Senior Vice President -- International Operations and CEO of Waste Management International, Inc. from July 1998 through March 2000, at which time he became Senior Vice President -- Southern Area. Mr. Hopkins' bonus includes a payment of $323,700 under the 2000 annual incentive compensation plan and $965,500 under the International Divestiture Incentive Plan, reflecting compensation for Mr. Hopkins' involvement in 2000 in the Company's divestiture of substantially all of its international operations.

(5) In November 1999, the Company's Atlantic Area and Eastern Area both became Mr. Wilcox's responsibility. Mr. Wilcox's bonus reflects a payment under the 2000 annual incentive compensation plan of $341,200 for his management of the Eastern Area plus an additional $105,000 for his management of the Atlantic Area during 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS(1)
                                ----------------------------------------------------    POTENTIAL REALIZABLE
                                NUMBER OF                                                 VALUE AT ASSUMED
                                SECURITIES    % OF TOTAL                                ANNUAL RATES OF STOCK
                                UNDERLYING     OPTIONS                                 PRICE APPRECIATION FOR
                                 OPTIONS      GRANTED TO     EXERCISE                      OPTION TERM(2)
                                 GRANTED     EMPLOYEES IN      PRICE      EXPIRATION   -----------------------
NAME                               (#)       FISCAL YEAR    (PER SHARE)      DATE          5%          10%
----                            ----------   ------------   -----------   ----------   ----------   ----------
A. Maurice Myers..............    275,415        3.8%         $16.6875    1/03/2010    $2,890,392   $7,324,821
Robert P. Damico..............    150,000        2.1%         $14.8125    2/28/2010    $1,397,325   $3,541,097
David R. Hopkins..............    150,000        2.1%         $14.8125    2/28/2010    $1,397,325   $3,541,097
Douglas G. Sobey..............    150,000        2.1%         $14.8125    2/28/2010    $1,397,325   $3,541,097
Charles A. Wilcox.............    150,000        2.1%         $14.8125    2/28/2010    $1,397,325   $3,541,097

---------------

(1) The exercise price of the option is the market price of Waste Management stock on the grant date. Options granted to senior executives generally become exercisable in 25% annual increments beginning one year after the date of grant. The maximum option term is 10 years after grant.

(2) These columns show the gains the executives could realize if Waste Management's stock appreciates at a 5% or 10% rate over the ten-year term of the options. These growth rates are arbitrary assumptions specified by the SEC, not Waste Management's predictions.

                 OPTION EXERCISES AND VALUES AT FISCAL YEAR END

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL YEAR         IN-THE-MONEY OPTIONS
                                SHARES                              END(#)                  AT FISCAL YEAR END*
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
A. Maurice Myers(1).........        --             --       327,778       1,447,637     $3,994,795     $17,333,234
Robert P. Damico............        --             --        78,668         258,989     $        0     $ 1,940,625
David R. Hopkins............        --             --        50,000         225,000     $        0     $ 1,940,625
Douglas G. Sobey............    15,000        $71,139       247,300         282,000     $1,866,605     $ 1,941,875
Charles A. Wilcox...........        --             --       207,281         323,719     $  680,579     $ 1,991,616

---------------

 * The difference between the option exercise price and the market value of Waste Management stock at year-end, which was $27.75 based on the closing price on the NYSE on December 29, 2000. The actual gain, if any, an executive realizes will depend on the market price of Waste Management stock at the time of exercise. "In-the-money" means the market price of the stock is higher than the exercise price of the option on the date specified.

(1) Included in Mr. Myers' calculations are the number and value of 100,260 options owned by a trust for the benefit of Mr. Myers' children, for which Mr. Myers serves as trustee. Mr. Myers has disclaimed beneficial ownership of these options.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the executive officers named in the Summary Compensation Table under the section "Executive Compensation" on page 8. Each of the employment agreements is for a five-year term, and continuously renews for additional five-year periods. The agreements provide for the payment of minimum annual base salaries, a target annual bonus and participation in all Waste Management benefit plans and programs.

     The agreements also provide for certain severance in the case of termination of employment or in the event of a change in control of the Company. If employment ends because of death or total disability, generally salary is paid for two years, all options vest and there is one year in which the options may be exercised, and Company benefits are paid in accordance with the terms of the Company's benefit plans relating to those circumstances.

     If the Company terminates the executive's employment for "cause" (as defined in the employment agreements), the Company will pay any accrued but unpaid salary, expenses required to be reimbursed, vacation and any earned but unpaid bonuses for prior periods. Company benefits will be paid in accordance with the terms of the Company's benefit plans and all unvested options or other awards will be cancelled on the date of termination. If the executive decides to leave the Company other than for "good reason" (as defined in the employment agreements), the severance is the same, except the executive will generally have 90 days after terminating his employment to exercise any already vested options.

     If the Company terminates the executive's employment without cause or the executive leaves the Company with good reason, the Company will pay to the executive all accrued or earned but unpaid amounts due to him as of the date of termination plus an amount equal to two times the sum of his base salary plus his target annual bonus. Generally, all benefits will continue for two years and all stock options and other awards will continue to vest over the two year period, to the extent the vesting is not accelerated as of the date of termination in accordance with the terms of the employment agreement. The executive will have two years and six months from the date of termination to exercise any of the awards, but not to exceed the term of the option.

     The agreements also provide for certain severance if there is a "change in control" (as defined in the agreements) of the Company and the executive (i) leaves the Company for good reason thereafter, (ii) is terminated without cause thereafter or (iii) the termination of employment in (i) or (ii) occurs "in contemplation" of a change in control. In these cases, the executive will receive the same severance as described in the preceding paragraph, except the severance will be three times the base salary and target annual bonus instead of two times and the benefits will continue for three years instead of two years. The stock options and other awards will become fully vested and will remain exercisable for three years after termination, but not to exceed the term of the option. The executive shall also receive a prorated bonus at the maximum bonus level. Additionally, if there are any payments under the agreements due to a change in control, the executives will receive certain gross-up payments such that the net amount received by the executive pursuant to the agreement will not be reduced by any excise taxes.

     The employment agreements also include covenants not to compete and not to solicit employees after leaving the Company, as well as confidentiality provisions as are customary, in nature and scope, for such agreements.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has prepared the following report regarding 2000 executive compensation. The Compensation Committee is composed entirely of non-employee directors and is responsible for the Company's compensation programs, as described in the "Meetings and Board Committees" section of the Proxy Statement. This report provides specific information regarding compensation for the Company's CEO as well as compensation information for all executives of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION

  Programs

     It is the philosophy of the Company and the Committee that all compensation programs should (i) link pay to individual's and the Company's performance and
(ii) be competitive in the market to enable the Company to attract, motivate, reward and retain the executive talent required to achieve corporate objectives. Waste Management also focuses strongly on compensation tied to stock price performance, which provides the clearest link to enhanced stockholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans. The Company determines competitive levels of compensation by looking at compensation data for companies with revenues comparable to the Company and information obtained from compensation consultants. The Company's compensation for executives include base salaries, annual performance-based incentives, certain executive benefits and long-term incentives.

     In designing Waste Management's compensation programs, the Compensation Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance stockholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the four highest paid officers other than the CEO, unless such compensation meets certain performance-based requirements. The Company's stock option grants currently meet the performance-based requirements under
Section 162(m). The Company's Performance-Based Incentive Compensation Plan has been designed to meet the performance-based requirements under Section 162(m). The Committee may, however, authorize payment of non-deductible compensation in the future if it determines that such action would be in the best interests of the Company's stockholders.

  Base Salaries

     Base salaries for the Company's executives in 2000 were reviewed through comparisons with the competitive market data described above. In determining salary increases, the Committee, using its discretion, considers market base salary rates, average annual salary increases for executives in companies of relative size across the country, and overall corporate financial performance. The Committee also makes a subjective review of executives' individual performance in making base salary increase decisions. The Company's philosophy is to target base salary at the 50th percentile of the competitive market. The current base salary levels for named executives officers are generally consistent with the 50th percentile.

  Performance-Based Annual Incentive Compensation

     The Company's Performance-Based Incentive Compensation Plan links incentive compensation to the Company's and the executive's achievement of specific performance goals. These goals are established at the beginning of each period by the Compensation Committee based upon corporate objectives determined by the Board, and for 2000 included:

          (1) Return on Capital Employed (measured against internal objectives);

          (2) Earnings Before Income Tax, Depreciation, and Amortization (measured against internal objectives); and

          (3) Individual performance (measured against specific personal performance objectives).

     Each performance goal, including the specific criteria for such goal, is weighted based upon the relative importance of each goal as determined by the Compensation Committee.

     A bonus target, ranging up to 100% of base salary, is established for each of the Company's executives under the Company's Performance-Based Incentive Compensation Plan. These bonus targets are based upon individual position, level of responsibility and each individual's ability to impact the Company's success. In 2000, the Company targeted annual incentive compensation at the 50th percentile of the market. Actual bonus awards are adjusted based on the Company's and the executive's achievement of the performance goals and can range from 0% to 200% of bonus target.

  Long-Term Incentive Compensation

     The Company believes that its executives should have an ongoing stake in the long-term success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance, since stock-related compensation is directly tied to stockholder value. The Company targets long-term incentive compensation to be between the 50th and 75th percentile of the competitive compensation data described above.

     The Company primarily uses stock options to deliver long-term incentives to executive officers. Stock options provide a strong tie between pay and performance, since executives only realize value from stock options if the Company's share price rises after the date of grant. The Compensation Committee annually reviews competitive market data to determine appropriate stock awards to executives. All stock options in 2000 were granted at 100% of fair market value at the time of grant.

  Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its executives. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include such things as supplemental retirement plans and change-in-control arrangements. Levels of Company benefits and perquisites for executives were in line with market 50th to 75th percentile levels in 2000.

2000 CHIEF EXECUTIVE OFFICER COMPENSATION

  Base Salary

     The Committee established Mr. Myers' annualized base salary at $850,000 in November 1999 when he joined the Company. This base salary was set below the 1999 competitive market 50th percentile in recognition of the stock-based compensation awards provided to Mr. Myers when he was hired. Mr. Myers did not receive an adjustment to his base salary in 2000.

  Annual Bonus

     Mr. Myers received a bonus of $1,010,700 for 2000, based on the achievement of performance goals described above under "Annual Incentive Compensation."

  Long-Term Incentives

     Mr. Myers received a long-term incentive award of 275,415 stock options on January 1, 2001. The grant of these stock options was made pursuant to a formula contained in Mr. Myers' employment agreement which entitled him to stock options subject to an increase in the market value of the Company's stock between the time Mr. Myers joined the Company and January 1, 2000. The options were granted at 100% of fair market value on the date of grant.

                            The Compensation Committee of the Board of Directors

                                                      Paul M. Montrone, Chairman
                                                       Pastora San Juan Cafferty
                                                              Ralph V. Whitworth

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, Mr. Montrone, Ms. Cafferty and Mr. Whitworth served on the Compensation Committee. During 2000, none of the Company's executive officers served as:

     - a member of a compensation committee of another company, one of whose executive officers served on Waste Management's Compensation Committee;

     - a director of another company, one of whose executive officers served on Waste Management's Compensation Committee; or

     - a member of a compensation committee of another company, one of whose executive officers served as a director of Waste Management.

                           RELATED PARTY TRANSACTIONS

     The Company is not aware of any related party transactions that would require disclosure.

                            STOCK PERFORMANCE GRAPH

     The graph below shows the relative investment performance of Waste Management stock, the Dow Jones Pollution Control Index and the S&P 500 for the last five years.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                              [PERFORMANCE GRAPH]

                                      12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
Waste Management....................    $100       $169       $208       $247       $ 91       $147
Dow Jones Pollution Control Index...    $100       $111       $122       $127       $ 71       $ 99
S&P 500.............................    $100       $123       $164       $211       $255       $232

                             AUDIT COMMITTEE REPORT

     Each year the Board of Directors appoints an Audit Committee to review the Company's financial matters. Each member of the Audit Committee meets the independence requirements set by the New York Stock Exchange. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be hired as the Company's independent accountants. The Audit Committee is also responsible for recommending to the Board that the Company's financial statements be included in its annual report.

     The Audit Committee has taken the following steps in making its recommendation that the Company's financial statements be included in it annual report:

     - First, the Audit Committee discussed with Arthur Andersen LLP, the Company's independent accountants for fiscal year 2000, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

     - Second, the Audit Committee discussed with Arthur Andersen LLP its independence and received from Arthur Andersen LLP a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of financial information systems design and implementation services and other non-audit services to the Company is compatible with the auditor's independence.

     - Finally, the Audit Committee reviewed and discussed, with the Company's management and Arthur Andersen LLP, the Company's audited consolidated balance sheets at December 31, 2000, and consolidated statements of income, cash flows and stockholders' equity for the fiscal year ended December 31, 2000.

     Based on the reviews and discussions explained above, the Audit Committee recommended to the Board that the Company's financial statements be included in its annual report for its fiscal year ended December 31, 2000.

                                   The Audit Committee of the Board of Directors

                                                          John C. Pope, Chairman
                                                                Paul M. Montrone
                                                             Steven G. Rothmeier

                      RATIFICATION OF INDEPENDENT AUDITORS
                           (ITEM 2 ON THE PROXY CARD)

     The next proposal on the agenda for the Annual Meeting will be ratifying the Board's appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal year 2001.

     Arthur Andersen LLP served in this capacity for fiscal 2000, and has reported on the Company's 2000 consolidated financial statements. The Audit Committee recommended to the Board that Arthur Andersen LLP be reappointed for fiscal year 2001.

     Representatives of Arthur Andersen LLP will be at the meeting. They will be able to make a statement if they want, and will be available to answer any proper questions stockholders may have.

AUDIT FEES

     Arthur Andersen LLP's fees for our 2000 audit and the reviews of our quarterly financial statements were approximately $48 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees paid to Arthur Andersen LLP in 2000 for professional services with respect to financial information systems design and implementation.

ALL OTHER FEES

     Arthur Andersen LLP's fees for all other professional services rendered to us during 2000 were approximately $31 million. This includes consulting services of approximately $22 million primarily related to advising management with respect to improvements in the Company's systems, processes and controls over its accounting and financial reporting; approximately $6 million related to tax-related services and approximately $3 million related to other services. As set forth in the Audit Committee Report on page 14, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2001.

           APPROVAL OF PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN
                           (ITEM 3 ON THE PROXY CARD)

     The next proposal on the agenda for the Annual Meeting will be approving the Board's adoption of the Performance-Based Incentive Compensation Plan. The purpose of the plan is to advance the Company's interests by providing for annual cash bonuses in an effort to attract and keep key employees, make their compensation competitive and give them an incentive to strive to reach Waste Management's financial and other business goals. All employees of Waste Management are eligible to be considered for the grant of awards under the plan.

     The following is a short summary of the proposed plan. The complete plan is attached to this proxy statement as Exhibit B.

     For participation by executive officers of the Company, the plan will be administered by the Company's Compensation Committee. (You can find information about the Compensation Committee on page 5 of the "Meetings and Board Committees" section.) The CEO will appoint a committee to administer the plan for those employees who participate in the plan who are not executive officers. At the beginning of each year, the committees administering the plan will have complete and final authority to select the people who will be given awards, to give such awards, and to decide the terms, conditions and amounts of the awards.

     Each year, the committees establish target bonuses for each employee participating in the plan, which are equal to a percentage of the employee's yearly salary. The maximum amount of any bonus is 200% of the target bonus. The actual bonuses are decided on the basis of whether and to what extent performance goals were met. These performance goals are established by the committee in writing based on corporate objectives determined by the Board. The goals are stated in terms of meeting certain levels of or increases in various financial and/or business measurements. The committee will also create a formula fixing the extent to which the bonus will be earned based on the level of meeting the goals. For employees participating in the plan who are not executive officers, the committee can also choose any other factors to serve as performance goals. For these employees, the committee has the power to award, increase or decrease any bonuses even when the performance goals were or were not met, as the case may be.

     For any employee participating in the plan who is an executive officer, the bonus will have to be based only on the achievement of performance goals established by the committee and won't be payable unless there is a written certification by the committee that the performance goals were met. The maximum bonus award payable to any executive officer under the plan will be $3,000,000.

     If there is a change-in-control of Waste Management, the plan year will end on that date. The definition of the term "change-in-control" can be found in the Company's 1996 Stock Option Plan for Non-Employee Directors, which was filed as an exhibit to the Company's Proxy Statement for the 2000 Annual Meeting. You may obtain a copy of that plan from the Company's Corporate Secretary. The committee will then calculate and pay bonus awards as soon as practicable. When they consider the bonuses payable, the committee is allowed to take into consideration such things as the shorter year due to the change in control and any other adjustments or formula the committee thinks is fair.

     This plan originally became effective in May 1996, after adoption by the Board and approval by the stockholders at the Company's 1996 Annual Meeting. The Board made certain minor changes to the plan and adopted it, in its revised form, in January 2001. The Company is required to resubmit the plan to stockholders for their approval every five years under IRS Regulations with respect to Section 162(m) of the Internal Revenue Code. The plan is perpetual in duration, but the Board can terminate or amend the plan. However, even if the Board does terminate or amend the plan, any bonus that has been awarded but not yet paid cannot be affected.

     The amounts that will be awarded to each employee participating in the plan will depend on the performance goals set for each participant and whether or not those goals were met. Therefore, it is impossible to now determine the amounts that will be awarded.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN.

                              STOCKHOLDER PROPOSAL
                           (ITEM 4 ON THE PROXY CARD)

     The following proposal was submitted by the International Brotherhood of the Teamsters and Gordon V. Smith, individually and as President of the Gordon
V. Smith and Helen C. Smith Foundation, and his wife, Helen C. Smith. The Company will promptly provide information regarding these stockholders' addresses, as well as the number of shares of common stock they own upon receiving an oral or written request to the Company's Corporate Secretary at 1001 Fannin Street, Suite 4000, Houston, Texas 77002, phone number (713) 512-6200.

  Stockholder Proposal

          That the shareholders of Waste Management, Inc. (WMI) urge the Board of Directors to adopt a policy that, effective at the end of the current Chief Executive Officer's employment agreement, the Chairman of the Board and Chief Executive Officer (CEO) be two different individuals and that the Chairman be an independent, outside director, elected by the directors.

  Stockholder Supporting Statements

          In support of this proposal, the International Brotherhood of the Teamsters submitted the following statement:

          The primary purpose of the Board of Directors is to protect shareholders' interest by providing independent oversight of management, including oversight of the CEO. This is particularly important in light of the performance of WMI's stock under its series of CEOs over the past five years. A clear delineation between the role of Chairman and CEO will promote greater management accountability to shareholders at WMI.

          Corporate governance experts have questioned how one person serving as both Chairman and CEO can effectively monitor and evaluate his or her own performance. The NASD Blue Ribbon Commission on Director Professionalism has recommended that an independent director should be charged with "organizing the Board's evaluation of the CEO and providing continuous ongoing feedback; chairing executive sessions of the Board; setting the agenda with the CEO, and leading the Board in anticipating and responding to crises."

          Separating the positions of Chairman and CEO will enhance independent Board leadership at WMI. Many institutional investors have found that a strong, objective Board leader can best provide the necessary oversight of management. For example, CalPERS Corporate Governance Core Principles and Guidelines states that "the independence of a majority of the Board is not enough" and that "the leadership of the Board must embrace independence, and it must ultimately change the way in which directors interact with management."

          In recent years, WMI has suffered under several scandals, many of which could have been nipped in the bud by a Board Chair independent from the CEO. While WMI is clearly back on track, it still has a long way to go to reach the post -- USA Waste merger of nearly $58.00 per share.

          We urge fellow shareholders to vote FOR this proposal.

          In support of this proposal, Gordon V. and Helen C. Smith submitted the following statement:

             Academicians' studies indicate that the ideal setup for Boards of Directors is to have a chairman who is an independent outside director and not to have a CEO who also serves as chairman. The Harvard Business School so intones in its "Making Corporate Boards More Effective" executive education course.

             I currently serve on a Board so structured and find that arrangement both useful in protecting shareholder interest and constructive in that it gives the CEO a sounding board and mentor. It also frees the CEO's time to attend to other responsibilities. I therefore submit the foregoing shareholder proposal for action at the 2001 annual meeting of the shareholders.

  Waste Management Response to Stockholder Proposal

     The Board of Directors of Waste Management consists entirely of outside, independent directors, with the exception of Mr. Myers, who joined the Company in November 1999 as its Chairman of the Board, President and CEO. Mr. Myers was hired by the Board of Directors to help turn the Company around following the Company's announcement of the earnings shortfall in the second quarter of 1999, and the subsequent departure of the Company's corporate senior management, including the Company's Chairman, CEO, President, CFO, and General Counsel. Mr. Myers has assembled a new senior management team to run the Company and is in the process of implementing the Company's strategic plan.

     The Board of Directors believes that having Mr. Myers serve as both Chairman of the Board and CEO enables the Company and the Board to operate effectively and efficiently. The Board believes that the proposal would unduly restrict the flexibility of the Board to provide the Company with the most effective leadership possible. While in some circumstances it may be appropriate to separate the roles of Chairman and CEO, the

Board believes that vesting the responsibilities and authority of the Chairman and the CEO in one person given the current circumstances is in the best interest of the Company and its stockholders.

     The Board is committed to high standards of corporate governance. The Board has adopted Corporate Governance Guidelines, which are attached to this Proxy Statement as Exhibit C. The Board currently follows the policies and procedures set forth in those guidelines, which were in part designed to ensure Board independence and that the performance of the CEO is actively reviewed and evaluated by the rest of the Board.

     The guidelines further provide that an executive meeting of the non-employee directors should be held before each regularly scheduled Board meeting, without the Chairman and CEO present. This executive meeting is chaired by the chairman of the Nominating and Governance Committee.

     The Board's corporate governance also includes a formal process for the evaluation and review of the CEO. This process involves the Nominating and Governance Committee coordinating an evaluation of the CEO, a discussion of such evaluation jointly with the Compensation Committee and the full Board (without the CEO present) and the Chairman of the Nominating and Governance Committee serving as a liaison to the CEO.

     As set forth in the Company's Corporate Governance Guidelines, all members, including the committee chairman, of each of the principal standing committees of the Board, consisting of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, are non-employee directors. Therefore, Mr. Myers, as Chairman of the Board and CEO, is not a member of any of these committees. These committees receive authority exclusively through delegation from the Board, and the Board must ratify all committee actions, unless pursuant to an express delegation of authority. All members of the Board are invited to attend all meetings of these committees.

     The Audit Committee assists the Board in fulfilling its responsibilities for the Company's accounting and financial reporting practices and provides a channel of communication between the Board and the Company's internal and external auditors. The Audit Committee routinely meets in executive session separately with the internal and external auditors to inquire whether there are any matters that should be brought to the attention of the Audit Committee without management present.

     The Compensation Committee is responsible for reviewing and evaluating the performance of executive officers, and recommending the compensation for executive officers, including the CEO. The Nominating and Governance Committee monitors and makes recommendations regarding corporate governance matters and makes recommendations to the full Board regarding the composition of the Board.

     The Company's Corporate Governance Guidelines also provide that each of the directors is free to contact members of senior management directly.

     The Board believes that the Company's corporate governance structure, with its emphasis on independence and accountability, makes it unnecessary to have an absolute requirement that the Chairman of the Board be a non-executive of the Company, and believes adopting such a rule would only serve to limit governance options available to the Board.

     The Board believes that the interests of the Company and its stockholders are best served by giving the Board the flexibility to determine on a case by case basis whether the roles of Chairman of the Board and CEO should be served by a single person or separated.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

                                 OTHER MATTERS

     Neither the Company nor its directors intend to bring any matters before the Annual Meeting other than the election of the three directors, the approval of the Performance-Based Incentive Compensation Plan and the ratification of the Company's auditors. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting, other than the stockholder proposal described above. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Eligible stockholders who want to have proposals considered at the annual meeting in 2002 or considered for inclusion in the proxy statement for our 2002 annual meeting should notify the Corporate Secretary of the Company. The written proposal must be received at our offices no later than December 7, 2001 and no earlier than November 7, 2001. A stockholder must have been the registered or beneficial owner of at least 1% of our outstanding common stock or stock with a market value of $1,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date the 2002 annual meeting is held.

EXPENSES OF SOLICITATION

     We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. Also, Corporate Investor Communications has been hired to help in the solicitation of proxies for the 2001 Annual Meeting for a fee of approximately $7,500 plus associated costs and expenses.

ANNUAL REPORT

     A copy of our 2000 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2000, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

HOW TO RECEIVE NEXT YEAR'S PROXY STATEMENT AND ANNUAL REPORT ON-LINE

     You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says "To enroll for electronic delivery of your annual report & proxy statement, click here."

     Additionally, most stockholders who vote their shares for the 2001 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your proxy, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the proxy statement and annual report for our annual meeting in 2002 become available, you will receive an email notice instructing you on how to access them over the Internet.

                                                                       EXHIBIT A

                             WASTE MANAGEMENT, INC.
                            AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors. The Audit Committee shall have and may exercise all the powers of the Board with respect to the specific authority delegated to the Audit Committee in this Charter or hereafter specifically delegated to the Audit Committee by the Board of Directors, except as may be prohibited by law.

     The independent auditors of the Company are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors (or to nominate the independent auditor to be proposed for stockholder approval).

     The Audit Committee shall be elected by the Board of Directors and shall consist of not less than three, nor more than five, members of the Board of Directors. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also elect a chairman of the Audit Committee. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. In particular, each member shall be (1) independent, as defined for purposes of the rules of the New York Stock Exchange, and (2) financially literate, as interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment. At least one member of the Audit Committee shall have accounting or related financial management expertise, as interpreted by the Board of Directors in its business judgment.

     The Audit Committee shall:

     - Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     - Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles, practices, and judgments, as well as the adequacy and effectiveness of accounting and financial internal controls that could significantly affect the Company's financial statements.

     - Recommend to the Board of Directors whether the Company's annual audited financial statements and accompanying notes should be included in the Company's Annual Report on Form 10-K.

     - Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     - Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q; provided however, that the Chairman of the Audit Committee may represent the entire Audit Committee for purposes of conducting such review.

     - Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including a review of the adequacy of reserves.

     - Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     - Recommend to the Board the appointment of the independent auditor.

     - Approve the fees to be paid to the independent auditor for both audit and non-audit related services.

     - Review the independence of the independent auditors, giving consideration to the range of audit and non-audit services performed by them. In this connection, the Audit Committee is responsible for ensuring the independent auditors furnish at least annually a formal written statement delineating all relationships with the Company. To evaluate the independence of the independent auditors, the Audit Committee shall review the statement; conduct an active discussion with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors; take any other appropriate action in response to the independent auditors' statement or other communications to satisfy itself of the independence of the independent auditors; and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

     - Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     - Review the appointment and replacement of the senior internal auditing executive, and the structure of the internal audit staff.

     - Review the significant reports to management prepared by the internal auditing department and management's responses.

     - Meet with the independent auditor and the senior internal auditing executive prior to the annual audit to review the planning, scope, adequacy, and staffing of the annual audit.

     - Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     - Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Ethical Conduct.

     - Discuss with the independent auditor any material changes to the Company's accounting principles and any matters required to be communicated by the independent auditor by Statement on Auditing Standards No. 61 relating to the conduct of the audit (including the independent auditor's judgments about the quality of the Company's accounting principals and estimates); provided that the Chairman of the Audit Committee may represent the entire Audit Committee with respect to any such discussions in connection with the Company's quarterly financial statements.

     - Review with the internal auditor and the external independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

      - Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

      - Any changes required in the planned scope of the internal and external audit.

      - The internal audit department responsibilities, budget and staffing.

     - Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     - Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Ethical Conduct.

     - Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     - Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     - Perform any other activities consistent with this Charter, the Company's By-laws, and governing law, with respect to the financial affairs of the Company, as the Audit Committee deems appropriate, and report such other activities to the Board at their next meeting.

     - Make regular reports to the Board.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Audit Committee to conduct investigations, to resolve any disagreements between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Ethical Conduct.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

     The Audit Committee will meet as often as the members shall determine to be necessary or appropriate but at least three times during each year. In addition, the Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

                                                                       EXHIBIT B

                             WASTE MANAGEMENT, INC.

                 PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN
                  (AMENDED AND RESTATED AS OF JANUARY 1, 2001)

     1. PURPOSE. The principal purpose of the Waste Management, Inc. Performance-Based Incentive Compensation Plan (the "Plan") is to advance the interests of Waste Management, Inc. (the "Company") by providing for annual or other periodic bonuses for key employees of the Company and its subsidiaries who are designated as participants in the Plan in the manner hereinafter provided, so as to attract and retain such individuals, make their compensation competitive with other opportunities and provide them with an incentive to strive to achieve the Company's financial and other business objectives.

     2. ADMINISTRATION. With respect to participation in the Plan by individuals who are executive officers of the Company ("Key Participants"), the Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). With respect to participation in the Plan by individuals who are not Key Participants, the Plan shall be administered by a committee appointed by the Company's Chief Executive Officer, and all references herein to the "Committee" shall be deemed to mean such committee as to matters involving the participation in the Plan of such individuals who are not Key Participants.

     3. ELIGIBILITY.

          (a) Participants in the Plan for a calendar year (a "Plan Year") shall be selected by the Committee at the beginning of such Plan Year from among the key employees of the Company and its subsidiaries.

          (b) Notwithstanding the foregoing, individuals who become eligible to participate in the Plan after the beginning of a Plan Year shall, subject to selection and approval by the Committee, be entitled to a bonus prorated to reflect such participant's number of months of participation during the Plan Year or for any longer period determined by the Committee.

          (c) A participant whose employment terminates during the Plan Year shall not be entitled to the payment of a bonus under the Plan, except, with respect to a non-Key Participant, as the Committee may otherwise determine in its sole discretion. The Committee, in its discretion, may also award all or part of a target bonus to a Key Participant whose employment terminates due to his disability, death or other circumstances of cessation of employment as determined appropriate by the Committee.

     4. BONUSES. (a) Each participant in the Plan shall be eligible to receive such bonus, if any, for each Plan Year as may be payable pursuant to the performance criteria described below. Except as provided in Section 7 below, the Committee shall establish each Plan Year a "target bonus" for each participant equal to a percentage of such participant's annual base salary as of the last day of such Plan Year, and the maximum amount of a target bonus that may be awarded to a participant for a Plan Year shall be 200% thereof or as limited by
Section 6(c).

          (b) Participants shall have their bonuses, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing, based on corporate objectives determined by the Board, and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period or the current year's budget) in any one or more of the following measurements: the Company's revenue, earnings per share of common stock (the "Common Stock"), pretax income, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return, strategic growth, return on sales, or other financial metrics or individual performance objectives which are measured solely in terms of the attainment of quantitative targets related to the Company's business, or any combination thereof. The Committee shall for each Plan Year establish the performance goal or goals from among the foregoing to apply to each participant and a formula or matrix prescribing the extent to which such participant's target bonus shall be earned based upon the degree of achievement of such performance goal or goals. Except as provided in
     Section 7
     below, the Committee may also designate, with respect to a non-Key Participant, any other factor or factors to serve as performance goals. The Committee may determine that the bonus payable to any participant shall be based upon the attainment of the above-specified performance goals but applied in whole or in part to the results of a subsidiary, business unit, division or department of the Company for which such participant has substantial management responsibility.

          (c) Except as provided in Section 7 below, a non-Key Participant whose target bonus or performance goals are changed by the Committee during the Plan Year to reflect a change in responsibilities or otherwise shall have his or her bonus award, if any, based on the amount of base salary earned and the performance goals applicable while in each target bonus category during the Plan Year.

          (d) The earnings per share of the Company's Common Stock for any year shall be as determined by the Company's independent public accountants or a primary, rather than fully-diluted, basis, and all other financial measurements which are used as the performance goals set forth in this
     Section 4 (or as a component of such performance goals) shall be determined in accordance with generally accepted accounting principles, excluding as to both such earnings and other measurements the effects of changes in accounting standards or methods and special, unusual or nonrecurring events as determined appropriate by the Committee.

          (e) Except as provided in Section 6 below, the Committee may, in its sole discretion, (i) award or increase the amount of bonuses payable to one or more non-Key Participants even though not earned in accordance with the performance goals established pursuant to this Section 4, or (ii) decrease the amount of bonuses otherwise payable to one or more participants even though earned in accordance with the performance goals established pursuant to this Section 4.

     5. PAYMENT. Payment of bonuses for any Plan Year shall be made in cash as soon as reasonably practicable after the end of such Plan Year.

     6. PARTICIPATION BY CERTAIN OFFICERS. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Key Participants:

          (a) Each such participant's target bonus under this Plan for such Plan Year shall be based solely on achievement of one or more of the performance goals as established by the Committee pursuant to Section 4 above.

          (b) With respect to each such participant, no bonus shall be payable hereunder except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of a bonus pursuant to the Plan have been satisfied.

          (c) The maximum bonus award payable to any such participant for any Plan Year shall be $3,000,000.

     7. ADJUSTMENTS FOR CHANGES IN STOCK, MERGERS, ETC. In the event of dividends payable in Common Stock or in the case of the subdivision or combination of Common Stock, appropriate revision shall be made in any earnings per share criteria established by the Committee pursuant to Section 4 above. In the event of a Change in Control (as such term is defined in the Company's 1996 Stock Option Plan for Non-Employee Directors, as may be amended from time to time) of the Company (i) the Plan Year shall end as of the date of such Change in Control, (ii) the Committee shall cause any bonus awards payable to participants for the current Plan Year to be promptly calculated (without any discretionary decrease pursuant to Section 4(e)(ii)) and (iii) the Company shall pay such bonus awards to participants (determined as of the date of the Change in Control without regard to any subsequent termination of employment) as promptly as practicable following the Committee's determination, notwithstanding any other Plan provision to the contrary. In calculating the amount, timing, eligibility and other factors affecting bonuses payable to participant in connection with the Change in Control, the Committee, as constituted prior to the Change in Control, is authorized to take into consideration such factors as the shortened Plan Year, seasonal fluctuations in results of the criteria established under Section 4(b) hereof and any other equitable adjustments to the formulae or matrices established by the Committee pursuant to Section 4 as it deems appropriate.

     8. PARTICIPANT'S INTERESTS. A participant's interest in any bonus awards hereunder shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation to the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

     9. NON-ALIENATION OF BENEFITS: BENEFICIARY DESIGNATION. All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Committee's consent, which may be withheld in its discretion. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a participant to designate one or more beneficiaries to whom any bonus payment the Committee determines to make and any deferred amounts would be payable in the event of the participant's death. Absent such a designation, payment shall be made to the participant's estate.

     10. WITHHOLDING FOR TAXES. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

     11. NO EMPLOYMENT RIGHTS. Nothing contained in the Plan shall confer upon any participant any right to be continued in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate a participant's employment at any time.

     12. GENDER AND NUMBER. Where the context admits, words denoting men include women, the plural includes the singular, and the singular includes the plural.

     13. COMMITTEE OR COMPANY DETERMINATIONS FINAL. Each determination provided for in the Plan shall be made by the Committee or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Committee or the Company and shall be made in the sole discretion of the Committee or the Company, as the case may be. As such determination shall be conclusive on all parties.

     14. AMENDMENT OR TERMINATION. The Board may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant's right to receive a distribution as awarded but unpaid to such participant, as to which this Plan shall remain in effect following its termination until all such amounts have been paid.

     15. SUCCESSORS. The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

     16. CONTROLLING LAW. The Plan shall be construed in accordance with the laws of the State of Texas.

                                                                       EXHIBIT C

                             WASTE MANAGEMENT, INC.

                        CORPORATE GOVERNANCE GUIDELINES

BOARD MISSION AND RESPONSIBILITIES

  Mission Statement

     The Company's primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

  Corporate Authority & Responsibility

     All corporate authority resides in the Board of Directors as the representative of the stockholders. The Board delegates authority to management to pursue the Company's mission. Management, not the Board, is responsible for managing the Company. The Board retains responsibility to recommend candidates to the stockholders for elections to the Board of Directors. The Board retains responsibility for selection and evaluation of the Chief Executive Officer (the "CEO"), oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

BOARD STRUCTURE

  Board Composition

     Non-Employee Directors shall constitute a substantial majority of the Board.

  Number of Directors

     The Board shall have an objective to maintain its size at nine directors.

  Committees

     The standing Board committees shall be the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. All standing committees shall be made up of Non-Employee Directors. Committees shall receive authority exclusively through delegation from the Board. The Board must ratify all committee actions unless taken pursuant to an express delegation of authority. A Director may attend any Board committee meeting.

  Non-Employee Directors

     "Non-Employee Director" means a person who is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Board of Directors, would interfere in the exercise of independent judgment as a director. No officer or employee of the Company or its subsidiaries shall be qualified as a "Non-Employee Director." It is also presumed that no former officer or employee of the Company may qualify as a "Non-Employee Director," provided that this presumption is rebuttable upon an affirmative determination by the Board.

DIRECTORS

  Nominees for Election to the Board

     The Nominating and Governance Committee shall recommend nominees to the full Board for annual elections of directors.

  Retirement

     Directors shall submit their resignation due to retirement effective at the Annual Meeting of stockholders immediately preceding their 70th birthday.

  Changes in Professional Responsibility

     The Board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the Board's consideration, (i) the CEO and other employee directors shall submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles, and (ii) all Non-Employee Directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities.

  Director Compensation

     From time to time the compensation of directors shall be reviewed by the Compensation Committee, which shall make recommendations to the full Board. The Board's philosophy is that a substantial portion of director compensation shall be equity-based.

  Outside Board Memberships

     The CEO and other senior management members of the Board shall seek the approval of the Board before accepting outside board memberships.

BOARD OPERATIONS

  Board Agenda

     The Chairman shall set the agenda for each Board meeting, taking into account input and suggestions from members of the Board.

  Strategic Planning

     The Board shall hold an annual strategic planning session. The timing and agenda for this meeting is to be suggested by the CEO.

  Independent Advice

     The Board may seek legal or other expert advice from a source independent of management. Generally this would be with the knowledge of the CEO.

  Access to Top Management

     Board members are free to contact members of senior management and are encouraged to coordinate their contacts with the CEO, President, Chief Financial Officer or General Counsel.

  Executive Meetings of Non-Employee Directors

     An executive meeting of Non-Employee Directors should be held before each Board meeting. The Chairman of the Nominating and Governance Committee shall lead these sessions.

  Mailing Board Meeting Materials

     Directors should receive materials for regular Board meetings at least three calendar days before the meeting. It is recommended that directors receive three days notice of Special Board Meetings. If necessary, the Company's By-laws allow for as little as 24 hours formal notice for a Special Board Meeting. Materials for Special Board Meetings shall be distributed as promptly as practicable.

  Guidelines Regarding Field Board Meetings or Director Visits to Operational Sites

     Board meetings shall periodically include operational site visits. Management shall determine appropriate sites and scheduling for such meetings.

  Board Evaluation

     The Nominating and Governance Committee shall be responsible for evaluating directors as part of its process for recommending director nominees to the Board.

     The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation by the directors of the Board's performance and procedures.

  CEO Evaluation

     The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation of the CEO by the Non-Employee Directors. The Non-Employee Directors will also determine guidance for the Compensation Committee with respect to CEO compensation. The Chairman of the Nominating and Governance Committee shall be the liaison with the CEO.

  Management Succession

     The Board shall coordinate with the CEO to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The CEO shall report to the Board annually about development of senior management personnel and succession plans.

  Media Relations

     Management speaks for the Company.

[WASTE MANAGEMENT LOGO]                VOTE BY INTERNET - www.proxyvote.com

C/O PROXY  SERVICES                    Use the Internet to transmit your voting
P.O. BOX 9142                          instructions and for electronic delivery
FARMINGDALE, NY 11735                  of information up until 11:59 P.M.
                                       Eastern Time the day before the cut-off
                                       date or meeting date. Have your proxy
                                       card in hand when you access the web
                                       site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                       VOTE BY PHONE - 1-800-690-6903

                                       Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                       VOTE BY MAIL

                                       Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     WASTE1            KEEP THIS PORTION FOR YOUR RECORDS
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                                                                                                 DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

====================================================================================================================================
WASTE MANAGEMENT, INC.

VOTE ON DIRECTORS
                                                         FOR   WITHHOLD   FOR ALL   To withhold authority to vote, mark "For All
1. Proposal to elect                                     ALL     ALL      EXCEPT    Except" and write the nominee's number on the
   01) H. Jesse Arnelle,                                                            line below.
   02) John C. Pope and                                  [ ]     [ ]        [ ]
   03) Ralph V. Whitworth                                                           ------------------------------------------------


VOTE ON PROPOSALS               FOR   AGAINST   ABSTAIN

2.   Proposal to ratify the
     appointment of Arthur      [ ]     [ ]       [ ]
     Andersen LLP as
     independent auditors for
     2001.

3.   Proposal to approve                                    Note: In their discretion, upon such other matters that may properly
     adoption of                [ ]     [ ]       [ ]       come before the meeting or any adjournment or adjournments thereof.
     Performance-Based
     Incentive Compensation                                 The shares represented by this proxy when properly executed will be
     Plan.                                                  voted in the manner directed herein by the undersigned stockholder(s).
                                                            If no direction is made, this proxy will be voted FOR items 1, 2 and 3.
THE DIRECTORS RECOMMEND A VOTE                              If any other matters properly come before the meeting, the persons named
"AGAINST" PROPOSAL 4                                        in this proxy will vote in their discretion.

4.   Proposal to separate the
     offices of Chairman and    [ ]     [ ]       [ ]
     CEO.

--------------------------------------------------       --------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]            Date       Signature (Joint Owners)                      Date
====================================================================================================================================

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                             WASTE MANAGEMENT, INC.

                  Annual Meeting of Stockholders - May 18, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 5, 2001, and hereby appoint(s) A. Maurice Myers and Lawrence O'Donnell, III, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 18, 2001 at 11:00 a.m., Central time, at The St. Regis, Houston, Texas 77027, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

ATTENTION PARTICIPANTS IN 401(k) PLANS: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan's assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

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